July 29, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Putnam Dynamic Risk Allocation Fund, a series of Putnam Funds Trust (Investment Company Act file number 811-07513) (the “Fund”) and, under the date of July 14, 2020, we reported on the statement of assets and liabilities, including the fund’s portfolio as of May 31, 2020, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the related notes (collectively, the financial statements) and the financial highlights for each of the years or periods in the five-year period then ended. On April 3, 2020, based upon the request of the Putnam Funds, we resigned our appointment as independent public accountant, effective upon completion of our audit with respect to the Fund’s financial statements for its fiscal year ended May 31, 2020, and the issuance of our report thereon.

We have read the statements made by the Fund which we understand will be filed with the Commission pursuant to Item 13(a)(4) of Form N-CSR dated July 29, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund’s statement that the Audit, Compliance and Distributions Committee of the Trustees of the Fund (1) approved and recommended the decision to change independent accountants; and (2) approved and recommended the decision to appoint PricewaterhouseCoopers LLP as the Fund’s independent accountant.

Very truly yours,

/s/ KPMG LLP